Exhibit 10.135

                                Master Agreement

                                     between

                             CareMatrix Corporation

                                       and

                            North Shore Health System

This Agreement is entered into by and between CareMatrix Corporation, a Delaware corporation and North Shore Health System, a New York not-for-profit corporation and shall be effective as of December 31, 1996.

WHEREAS, North Shore (as such term is defined below) has experience in the provision of in patient and out patient health care services, has active physician-hospital and management services organizations and is experienced in managed care arrangements; and

WHEREAS, CareMatrix (as such term is defined below) is interested in the acquisition, development, ownership, financing, management and operation of Assisted Living Facilities, Independent Living Facilities, Skilled Nursing Facilities and Medical Office Buildings (as such terms are defined below); and

WHEREAS, the parties desire to cooperate and compliment each others efforts in applying their respective expertise and skills to the acquisition, development, ownership, financing, management and operation of certain Projects (defined below); and

WHEREAS, CareMatrix and North Shore have reached a general understanding regarding the essential features relating to the acquisition, development, ownership, financing, management and operation of certain Projects in the Designated Area (defined below), and wish to enter into an alliance in accordance with the principles established under this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants in this Agreement, the parties agree as follows:

1.0 Definitions

         1.1 Acquisition Documents -- All documents related to the option, purchase, lease or other acquisition of any Site.

         1.2 Affiliates -- With respect to either CareMatrix or North Shore, any other Person which, directly or indirectly, controls or is controlled by or is under common control with either CareMatrix or North Shore. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or



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other equity interests. Notwithstanding the foregoing, in no event shall
CareMatrix or its Affiliates be deemed or construed to be Affiliates of PhyMatrix Corp. or its Affiliates.

          1.3 Approvals -- All permits, licenses, approvals, variances, permissive uses, accreditations, certificates, certifications, consents, agreements, contracts, contract rights, franchises, interim licenses, and other authorizations of every nature whatsoever required by, or issued under, applicable legal requirements benefiting or relating to the construction or development of a Site or Project required or issued by any agency, authority, body, board, commission, court, instrumentality, legislature, and office of any nature whatsoever of any government unit or political subdivision, whether federal, state, county, district, or municipality.

          1.4 Assisted Living Facilities -- Any facility offering a combination of housing, supportive services, personalized assistance and health care designed to meet the needs of individuals who need help with activities of daily living (e.g., dressing, bathing, transferring, eating, toileting, incontinence management, personal hygiene and assistance with medications).

          1.5 Base Rent -- With respect to each Project, a sum equal to (i) debt service on the Project Financing for such project; (ii) all operating expenses of the applicable Joint Venture; (iii) debt service on any working capital loan for the applicable Joint Venture; (iv) interest on any unreimbursed Development Costs for the applicable Project; (v) interest on any unpaid Development Fees for the applicable Project; (vi) any unpaid guarantee fees, to the extent provided herein, for the applicable Project; (vii) Development Costs for the applicable Project to the extent not paid as provided herein; and (viii) Development Fees for the applicable Project to the extent not paid as provided herein.

          1.6 Budget -- A preliminary financial plan and statement of estimated revenues and expenditures including estimated cash flows and anticipated capital outlays, which Budget shall be sufficient in detail to allow the parties to make an informed decision concerning the Project to which such Budget is applicable as contemplated by the terms of this Agreement.

          1. 7 CareMatrix -- CareMatrix Corporation, a Delaware corporation or its Affiliate(s) formed for any particular Project.

          1.8 Designated Area -- Nassau, Suffolk, Queens, Kings, and Richmond counties of New York.

          1.9 Development Agreement -- The agreement between CareMatrix and the Joint Venture (or such other entity that shall own or operate the Project in question as provided in this Agreement) for each of the Projects, pursuant to which CareMatrix shall provide services related to the development of the Projects.

          1.10 Development Costs -- The costs for obtaining the Approvals, together with the Site Costs and all out of pocket expenses paid to unrelated third parties, including all reasonable costs necessary to complete final architectural and engineering plans for the applicable Project and such other costs required to obtain the permits necessary to commence construction.

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          1.11 Development Fee -- A-fee equal to six percent (6%) and a general overhead fee equal to two and one-half percent (2-1/2%) of the construction costs, Site Costs and costs for fixed equipment, furnishings and finishes of the applicable Project.

          1.12 Due Diligence Documents -- Complete and accurate copies of all information, records and documentation concerning the Sites or the Projects in the possession of each of CareMatrix or North Shore and representatives, including, without limitation (but only for informational purposes and without warranties or representations of any kind regarding accuracy), a Budget, plans and surveys, construction, architect and engineer agreements, soil tests, service contracts, governmental permits and approvals, legal opinions regarding zoning or environmental matters affecting Projects, engineering reports, environmental site assessments, and title policies or abstracts.

          1.13 Due Diligence Period -- The sixty (60) day period following the Site Identification Date during which time CareMatrix and North Shore, and their respective agents, representatives, lender(s), architect(s), engineer(s) and employees shall have access to each Site at any time during normal business hours and from time to time in order to perform Tests and access to Due Diligence Documents.

          1.14 Equity -- The equity required to be contributed by CareMatrix and North Shore to fund the difference between one hundred percent (100%) of the amount necessary to acquire, develop or construct any Project and the amount of any Project Financing for such Project.

          1.15 Independent Living Facilities -- Any residential facility designed primarily for a senior population providing access to residential services, including, but not limited to, food service, housekeeping, laundry, transportation and social activities.

          1.16 Joint Venture -- Any Person formed by or existing pursuant to the terms of any Joint Venture Agreement.

          1.17 Joint Venture Agreement -- The agreement(s) between CareMatrix and North Shore that sets forth the terms, conditions and responsibilities of the parties concerning the acquisition, development, ownership, financing and management of the applicable Project.

          1.18 Joint Venture Cash Flow -- All cash received from or by reason of the acquisition, development, ownership, financing or leasing (to CareMatrix, North Shore or otherwise) of the applicable Project, including the Base Rent and Participation Rent for such Project.

          1.19 Licensed Projects -- All Projects which, due to the nature of the goods or services provided, are required by applicable State law (as in effect from time to time) to be operated by North Shore as opposed to the Joint Venture for such Project.

          1.20 Medical Office Building -- Any office building in which 50% or more of its net leasable area is leased to physicians, groups of physicians or other legal entities owned or

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controlled by physicians and engaged in the practice of medicine or other legal entities providing ancillary medical services in such building.

          1.21 North Shore -- North Shore Health System, a New York not-for-profit corporation or its Affiliate(s) formed for the purpose of any particular Project.

          1.22 Operating Entity--With respect to a Licensed Project, North Shore; with respect to an Unlicensed Project, until execution of the Lease referred to in Section 5.1, the Joint Venture for such Project and, thereafter, CareMatrix.

          1.23 Participation Rent -- With respect to each Unlicensed Project, an amount equal to 50% of the applicable Project Cash Flow after the payment of all operating expenses of the Project (including, without limitation, the fees under the terms of the Services Agreement and the Base Rent) other than the Participation Rent.

          1.24 Person -- Any individual, corporation, general partnership, limited partnership, joint venture, stock company or association, company, bank, trust, trust company, land trust, business trust, unincorporated organization, governmental authority or other entity of any kind or nature.

          1.25 Project Cash Flow -- All cash received from or by reason of the operation of the applicable Project, including, without limitation, to the extent applicable to such Project, all cash received for or on account of any and all goods provided and services rendered, the gross dollar amount of all billings by the Project to or on behalf of guests, residents, tenants or patients directly or indirectly connected with the Project (including, without limitation, such billings to all governmental payors, including Medicare and Medicaid, such billings to self-paying patients, and such billings to all other third-party insurance carriers) and all cash received (whether from tenants or otherwise) by reason of any leasing, subleasing, licensing or other arrangements with third parties relating to the possession or use of any part of the Project.

          1.26 Project Components -- The Assisted Living Facility(ies), Independent Living Facility(ies), Skilled Nursing Facility(ies) and/or Medical Office Building(s) that comprise any applicable Project.

          1.27 Project Financing -- The construction financing and permanent financing for the Projects sufficient, in conjunction with any equity financing by CareMatrix and North Shore to fund all costs associated with the development and construction of the Projects.

          1.28 Projects -- The Assisted Living Facilities, Independent Living Facilities, Skilled Nursing Facilities and/or Medical Office Buildings developed by any Joint Venture pursuant to this Agreement.

          1.29 Services Agreement -- The agreement between CareMatrix and the Joint Venture (or such other entity as shall own or operate the Project in question as provided in this Agreement) for each of the Projects, pursuant to which CareMatrix shall provide certain agreed upon operational services for the Projects upon completion thereof.

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          1.30 Site Costs -- All costs and expenses incurred in connection with acquiring, owning and maintaining the Site other than the purchase price for such Site, including, without limitation, option payments, deposits, taxes, insurance and legal fees associated with any land option or purchase contracts.

          1.31 Site Identification Date -- The date upon which the Site for any Project is approved by each of CareMatrix and North Shore pursuant to Section
3.0 of this Agreement.

          1.32 Skilled Nursing Facilities -- Any subacute long-term care facility providing geriatric and/or rehabilitation service on an inpatient basis.

          1.33 System PHO -- North Shore Health System Physician Hospital Organization, a New York taxable not-for-profit corporation, or its successors or assigns (provided such successors or assigns are controlled by North Shore Health System or hospitals in which North Shore Health System is the sole member).

          1.34 Tests -- Such financial analyses, topographical and engineering surveys, environmental site assessments and other tests, surveys and studies of a Site as each party to this Agreement or their Affiliates may deem necessary or appropriate.

          1.35 Unlicensed Projects -- Any Project which is not a Licensed
Project.

Roles and Responsibilities

2.0 Global Plan

          CareMatrix and North Shore shall cooperate to prepare, as soon as practicable, a global plan tentatively outlining the number and types of Projects to be developed pursuant to this Agreement over the next two (2) years and the likely equity contributions of the parties for such Projects.

3.0 Site Identification Period

          North Shore shall use commercially reasonable efforts to locate and identify appropriate sites (each a "Site" and, collectively, the "Sites") within the Designated Area for development of Projects. CareMatrix may identify appropriate Sites. The final determination whether to engage in a Project at any Site shall be subject to the mutual agreement of CareMatrix and North Shore. Upon location or identification of a potential Site, each party shall present the Site to the other party in writing, which writing shall include in reasonable detail the terms of, and facts and circumstances surrounding, such Site (including the type of Project to be developed at the Site) and shall be sufficient in detail to allow the party receiving the notice to make an informed decision concerning such Site and Project. If within sixty (60) days the party receiving such notice has not indicated, in writing, its intention to proceed further with such Site, then the party giving the notice shall be entitled to pursue the intended Project at the Site independent of the other party and not subject to the terms of this Agreement, except for the provisions of Sections
6.2 through 6.11; provided, however, that construction or renovation of such intended Project


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must be commenced within fourteen (14) months after termination of the sixty
(60) day period described herein. If construction or renovation of such Project is not commenced within such fourteen (14) month period, then the identification and presentation requirements of this Section are revived with respect to such Site before a Project may be commenced on the Site independent of the other party. Notwithstanding any provision to the contrary contained herein, such fourteen (14) month period shall be extended by a reasonable period of time in the event of force majeure and/or to the extent necessary given the governmental approval process in the applicable jurisdiction(s).

4.0 Development Period

          4.1 Acquisition of the Site

          Following the Site Identification Date for a Site, CareMatrix shall negotiate with the owner of such Site to option, purchase, lease or otherwise acquire the Site and shall negotiate all Acquisition Documents. The Site shall be optioned, purchased, leased or otherwise acquired, if at all, in accordance with the terms of the Acquisition Documents, and the closing of which shall in no event occur earlier than the end of the Due Diligence Period for the applicable Site. CareMatrix shall provide North Shore with copies of the Acquisition Documents three (3) business days prior to their execution by CareMatrix. Title to any Site shall be taken and held only in the name of the Joint Venture or in such other name as the parties may agree.

          4.2 Due Diligence on Site

              4.2.1 The Due Diligence Period for such Site and Project shall begin upon the Site Identification Date for such Site. Within a reasonable time after commencement thereof, CareMatrix and North Shore will furnish to the other, for review, the Due Diligence Documents. Each party to this Agreement agrees to hold in strict confidence all documents, data and information obtained from the other, and if the closing of the applicable Site does not occur, will, upon request, return the same to the other.

              4.2.2 If CareMatrix or North Shore each in its sole discretion, is dissatisfied with the results of any of the Tests, with the content of any of the Due Diligence Documents, or with any proposed financing, then it may terminate any further activities with respect to any Site and/or Project under this Agreement by written notice to the other within 30 days of the end of the Due Diligence Period. Upon such termination, the other party shall be entitled to pursue the intended Project at the Site independent of the other party and not subject to the terms of this Agreement, except for the provisions of Sections 6.2 through 6.11; provided, however, that construction of such intended Project must be commenced within fourteen (14) months after such termination. If construction of such intended Project is not commenced within such fourteen (14) month period, then the identification and presentation requirements of this Agreement are revived with respect to such Site before a Project may be commenced on the Site independent

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              of the other party. Notwithstanding any provision to the contrary contained herein, such fourteen (14) month period shall be extended by a reasonable period of time in the event of force majeure and/or to the extent necessary given the governmental approval process in the applicable jurisdiction(s).

         4.3 Negotiation of Definitive Documents

              4.3.1 Promptly after the Site Identification Date, but in any event during the Due Diligence Period, CareMatrix and North Shore, shall engage in good faith negotiations to agree upon the Project Components for the applicable Project. In addition, during the Due Diligence Period, CareMatrix and North Shore, shall engage in good faith negotiations to agree upon the terms of a final Joint Venture Agreement. The Joint Venture shall be in the form of a limited liability company, general partnership, limited partnership or other joint venture entity as is mutually agreed upon by CareMatrix and North Shore. Each of CareMatrix and North Shore shall own 50% of the ownership interests in each Joint Venture and such ownership interest percentage shall be set forth in the Joint Venture Agreement for each such Joint Venture. The Joint Venture Agreement shall, subject to the terms and conditions of the applicable Project Financing, provide that the applicable Joint Venture Cash Flow shall be distributed in the following order of priority: (i) payment of debt service on the Project Financing; (ii) payment of all operating expenses of the Joint Venture; (iii) payment of debt service on any initial or ongoing working capital loan for the Joint Venture; (iv) payment of (1) interest on any unreimbursed Development Costs, (2) interest on any unpaid Development Fees, and (3) any unpaid guarantee fees, to the extent provided herein, such payments to be made pro-rata, based upon the unreimbursed or unpaid amount, as the case may be, outstanding for each of the foregoing; (v) payment of Development Costs to the extent not paid as provided herein; (vi) payment of the Development Fees to the extent not paid as provided herein; and (vii) thereafter, to CareMatrix in the case of Licensed Projects and to North Shore in the case of Unlicensed Projects.

              4.3.2 During the Due Diligence Period, CareMatrix and North Shore, shall engage in good faith negotiations to agree upon the final terms of a Services Agreement substantially in the form of Exhibit B attached hereto, and as more fully described in Section 5.2. Any modifications or amendments of the Services Agreement shall be subject to the approval of CareMatrix and North Shore.

         4.4  Development of Budget

              Promptly after the Site Identification Date, but in any event during the Due Diligence Period, CareMatrix shall prepare a Budget for the first five (5) operating years of the applicable Project.

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         4.5  Pursuit of Approvals

              During the Due Diligence Period for the applicable Site, CareMatrix and North Shore, shall determine all Approvals necessary to acquire, development and construct the applicable Project and shall agree upon a time schedule pursuant to which such Approvals shall be pursued. CareMatrix shall be responsible for pursuing all Approvals and shall pay all costs and expenses associated therewith (subject to reimbursement as provided in Section 4.7 hereof).

         4.6 Project Plans

              4.6.1 During the Due Diligence Period for a Project, CareMatrix shall select a project architect (a "Project Architect") and a project engineer (a "Project Engineer") for such Project; provided, however, that CareMatrix shall ensure that any Project Architect or Project Engineer is adequately insured given the nature, scope and construction cost of the applicable Project and in no event shall CareMatrix select a Project Architect or Project Engineer which, directly or indirectly, controls or is controlled by or is under common control with CareMatrix, PhyMatrix, Meditrust, Abraham D. Gosman, Michael M. Gosman or Andrew D. Gosman without the prior consent of North Shore. Notwithstanding the foregoing, in no event shall CareMatrix be liable in any manner to North Shore or the applicable Joint Venture for any act or omission of the Project Architect or the Project Engineer. North Shore covenants and agrees not to bring any action or proceeding of any type against CareMatrix arising out of or related to any act or omission of any Project Architect or Project Engineer and each of CareMatrix and North Shore shall look to the applicable Project Architect and/or Project Engineer for any loss, claim or damage which either of them may suffer arising out of or related to any act or omission of any Project Architect or Project Engineer. The Project Architect(s) and the Project Engineer(s) shall contract directly with the Joint Venture upon its formation. The Joint Venture shall direct the Project Architect(s) and the Project Engineer(s) to develop a preliminary site plan and facility schematics. CareMatrix and North Shore, shall approve the design criteria, including overall size and layout, which criteria shall be incorporated in the development of the applicable Project.

              4.6.2 After the applicable Project has received the necessary Approvals, CareMatrix shall fund or cause to be funded the reasonable costs necessary to complete final architectural and engineering plans (the "Plans") for the Project, subject to reimbursement as provided in Section 4.7 hereof. The Plans shall be consistent with the preliminary site plan and facility schematics and shall be mutually agreed upon by North Shore and CareMatrix; provided, however, that each of CareMatrix and North Shore agree that CareMatrix's prototype plans shall be utilized for the Projects to the extent feasible.

         4.7 Initial Financing

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              4.7.1 Following the Site Identification Date for each Project,
                    CareMatrix shall use commercially reasonable efforts to obtain the Project Financing for the applicable Project. Carematrix shall consider, as appropriate, tax-exempt financing available to North Shore. The terms and conditions of each Project Financing shall be subject to the approval of each of CareMatrix and North Shore. Each Project Financing shall be non-recourse or substantially non-recourse to CareMatrix and North Shore.

              4.7.2 Notwithstanding the foregoing, in the event that any lease or debt obligation for any Project Financing is required to be guaranteed, North Shore and CareMatrix shall each provide guarantees in proportion to their percentage ownership interest in such Joint Venture. In the event the ownership interests of the parties are unequal, each shall be entitled to an annual guarantee fee equal to two percent (2%) of the outstanding amount guaranteed by such party. Such guarantee fee shall be paid on a priority basis from the Joint Venture Cash Flow as set forth in the particular Joint Venture Agreement.

              4.7.3 Prior to the closing of the applicable Project Financing,
                    CareMatrix shall present an accounting to North Shore of Development Costs. Simultaneously with the closing of the applicable Project Financing, the Development Fee and the Development Costs shall be paid to CareMatrix, each in full from the first advance under the construction financing for the applicable Project. In the event that, for any reason, the total amount of the Development Fee or the Development Costs for any Project is not so paid to CareMatrix, then the balance shall accrue interest at a rate equal to the rate announced by Fleet Bank of Massachusetts, N.A. from time to time as its prime rate (the "Prime Rate") plus two percent (2%) (such balance, together with such interest, the "Balance") and the Balance shall be repaid to CareMatrix on a priority basis from the applicable Project Cash Flow as set forth in the Joint Venture Agreement for the applicable Project.

              4.7.4 In the event that the amount of any Project Financing is less than one hundred percent (100%) of the amount necessary to acquire, develop and construct the applicable Project, each of CareMatrix and North Shore agrees to contribute Equity to the Joint Venture at the closing of the applicable Project Financing in proportion to their percentage ownership interest in such Project sufficient to make available 100% of the Project Financing.

          4.8 Development

          CareMatrix shall be the developer for each of the Projects. Upon the completion and approval of the Plans, CareMatrix shall present to the Joint Venture a Development Agreement upon the general terms and conditions set forth in the Development Agreement attached hereto as Exhibit A. CareMatrix shall make the Plans available to general contractors (it being agreed that Suffolk Construction is an acceptable contractor) in order to allow the applicable Project to be competitively bid, and CareMatrix shall, in accordance with the terms of the

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          Development Agreement, act as construction manager and provide construction management services in exchange for a Development Fee. CareMatrix shall cause the general contractor to provide North Shore or its representatives complete and customary access to books and records relating to the construction of the Project.

5.0 Operation Period

          5.1 Unlicensed Projects

              5.1.1 Upon completion of any Unlicensed Project and the
                    stabilization of the income thereof (as determined by CareMatrix in its sole and absolute discretion), at the option of CareMatrix, such Project shall be leased to CareMatrix in accordance with the terms and conditions set forth in a Lease in a form mutually agreeable to the parties (a "CareMatrix Lease"). The term of each CareMatrix Lease shall be for fifteen (15) years with, at the option of CareMatrix, two (2) renewal terms of five (5) years each, and shall provide for rent equal to the Base Rent and Participation Rent for such Project. CareMatrix shall apply the Project Cash Flow for each Project in the following order of priority; (i) payment of all operating expenses of the Project, including, without limitation, the Base Rent and Participation Rent; (ii) payment of any debt service on any working capital loan for the Project (whether provided by a third party or the applicable Joint Venture); (iii) thereafter, to CareMatrix. In the event CareMatrix elects not to lease the Project, the Project Cash Flow shall be applied in the same manner as the Joint Venture Cash Flow would have been applied had CareMatrix leased the Project except with respect to the distribution set forth in Section 4.3.l(vii), which shall be made to the parties in proportion to their ownership interests in the Joint Venture.

              5.1.2 With respect to any Projects which are Medical Office
                    Buildings, the Joint Venture or CareMatrix, as applicable, shall grant North Shore a right of first refusal with respect to all leasable space in such Medical Office Building pursuant to a right of first refusal agreement mutually agreeable to the parties. Additionally, the Joint Venture or CareMatrix, as applicable, shall grant CareMatrix a right of first refusal with respect to all leasable space in such Medical Office Building pursuant to a right of first refusal agreement mutually agreeable to the parties, which right of first refusal shall apply only if North Shore shall elect not to exercise its right of first refusal. Any such lease to North Shore or CareMatrix shall be pursuant to a lease mutually agreeable to the parties, which lease shall grant to the lessee exclusivity within such Medical Office Building for the ancillary medical services offered in the space leased other than (i) in-office laboratory services,
                    (ii) services in connection with X-ray machines, ultrasound machines, EKG machines or (iii) ancillary services utilizing other machines or equipment not requiring substantial capital outlay and

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                    which services do not account for a disproportionately large portion of a physician's revenue.

          5.2 Operational Services

              CareMatrix shall provide certain agreed upon operational services for each Project upon completion thereof in accordance with the general terms and conditions set forth in a Services Agreement in a form mutually agreeable to the parties. The term of each Services Agreement shall be for fifteen (15) years with, at the option of CareMatrix, two (2) renewal terms of five (5) years each, and shall provide for a fee to be negotiated between the parties and subject to a fair market valuation determination. Other terms and conditions of each Services Agreement shall be as mutually agreed upon by North Shore and CareMatrix. Any modifications or amendments to the Services Agreement shall require the approval of North Shore and CareMatrix.

          5.3 Transfer Agreements

              The parties shall cause each Operating Entity which operates a Skilled Nursing Facility or Assisted Living Facility which is required by applicable state law to enter into transfer agreements to enter into an appropriate transfer agreement with North Shore for each Project (each a "Transfer Agreement"). The term of each Transfer Agreement shall be for fifteen (15) years with, at the option of North Shore, two (2) renewal terms of five (5) years each. Other terms and conditions of each Transfer Agreement shall be as mutually agreed upon by the Joint Venture and North Shore.

          5.4 Managed Care Contracting

              5.4.1 The parties shall cause each Operating Entity to enter into a participating provider agreement with the System PHO for its Project (each a "Provider Agreement") pursuant to which the System PHO shall be, except as hereinafter provided, the exclusive provider of managed care contracts for the services provided by the applicable Project; provided, however, that nothing contained herein shall prohibit, restrict or impair any such Operating Entity from contracting directly with any third party payor to provide such services in the event (i) the System PHO shall refuse to enter into a Provider Agreement with such Operating Entity on the terms provided in this Section 5.4.1 with respect to any managed care contract between the System PHO and such third party payor or (ii) the System PHO shall not be a party to a managed care contract with such third party payor (provided, however, that should the System PHO then be in negotiations with such third party payor, the Operating Entity shall not contract with such third party payor prior to the earlier of (a) the termination of negotiations between the System PHO and such third party payor or (b) forty-five (45) days following the date of a written notice from the Operating Entity to the System PHO that it intends to contract with such third party payor). North Shore shall use its best

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                    efforts to have the System PHO enter into Provider
                    Agreements with each Operating Entity and each Operating Entity shall be entitled to participate in any such managed care contracts held by the System PHO based upon terms and conditions as favorable as the most favorable provided by the System PHO to any party.

              5.4.2 The parties shall use their best efforts to cause each entity owning or operating a Project described in Section
                    6.6 of this Agreement to enter into a Provider Agreement with the System PHO for such Project pursuant to which the System PHO shall be, except as hereinafter provided, the exclusive provider of managed care contracts for the services provided by the applicable Project; provided, however, that nothing contained herein shall prohibit, restrict or impair any such entity from (i) contracting directly with any third party payor to provide such services in the event (a) the System PHO shall refuse to enter into a Provider Agreement with such entity on the terms provided in this Section 5.4.2 with respect to any managed care contract between the System PHO and such third party payor or (ii) the System PHO shall not be a party to a managed care contract with such third party payor (provided, however, that should the System PHO then be in negotiations with such third party payor, such entity shall not contract with such third party payor prior to the earlier of (x) the termination of negotiations between the System PHO and such third party payor or (y) forty-five (45) days following the date of a written notice from such entity to the System PHO that it intends to contract with such third party payor) or
                    (ii) completing the term of any provider agreement which such entity may be a party to at the time of the consummation of the transaction described in Section 6.6. North Shore shall use its best efforts to have the System PHO enter into Provider Agreements with each entity owning a Project described in Section 6.6 and each such entity shall be entitled to participate in any such managed care contracts held by the System PHO based upon terms and conditions as favorable as the most favorable provided by the System PHO to any party.

              5.4.3 The parties shall cause each Operating Entity operating a
                    Medical Office Building to provide the System PHO with the names and contact persons for all persons or entities expressing an interest in leasing space within such Medical Office Building.

              5.4.4 Neither of the parties intend, and nothing contained herein shall be construed to imply, that the System PHO is or shall be a third party beneficiary or any other type of beneficiary of any term or provision of this Agreement and the System PHO shall have no rights against any party to this Agreement arising out of or related to this Agreement.

         5.5 Working Capital Loans

             CareMatrix will use reasonable efforts to obtain third party working capital financing for each Joint Venture to pay such funds as are necessary for the start-
              up costs of the applicable Project and the ongoing working capital needs of the applicable Project established in the annual budget for the applicable Project approved by both CareMatrix and North Shore on such terms and conditions as CareMatrix shall determine in its sole and absolute discretion, subject, however, to CareMatrix providing North Shore with notification of the terms of such financing prior to closing such financing. To the extent that third party working capital financing is not available, each of CareMatrix and North Shore shall contribute (as capital or loan) to the applicable Joint Venture such funds as are necessary to provide such working capital financing to the Operating Entity. In turn, each Joint Venture shall loan such funds (whether obtained from third party financing or contributed by CareMatrix or North Shore) to the applicable Operating Entity as an operating loan. To the extent not prohibited by either North Shore's or CareMatrix's corporate indebtedness covenants, each such loan shall be secured by the revenues of the applicable Project but shall otherwise be nonrecourse to the Operating Entity. Such loan shall bear interest and be payable on the same terms and conditions as are provided for in any third party financing pursuant to which such funds were obtained or shall otherwise be upon market terms and conditions.

         5.6 Licensed Projects

             The parties acknowledge that the structure referred to in this
             Section 5 shall apply only to Unlicensed Projects due to the inability of any Joint Venture or CareMatrix to operate certain Projects due the nature of the goods or services provided by such Project. Accordingly, the parties intend to coordinate on Licensed Projects recognizing that certain fundamental provisions of this
             Section 5, such as the identity of the party operating the Project and the method of compensation contemplated hereby, may not be permitted pursuant to applicable state law at this time. The parties agree to negotiate in good faith on Licensed Projects wherein North Shore will be required to own and operate the Licensed Project, be paid an imputed services fee for the medical and medical management services it provides and CareMatrix shall own all or a portion of the underlying real estate and improvements and shall provide such services as may be permitted by applicable law upon such terms as may be permitted by applicable law using, insofar as is lawful and prudent, the fundamental economic arrangement contemplated by this Section 5.

6.0 Exclusivity

             6.1 For the term of this Agreement, the relationship among CareMatrix, North Shore and the Joint Ventures shall be exclusive for Projects within the Designated Area except as provided in Sections 3.0, 4.2.2 and the remainder of this Section 6.0. Such exclusivity shall be binding upon each Affiliate of CareMatrix and North Shore regardless of whether such Affiliate was formed for any particular Project.

          6.2 Should either of Carematrix or North Shore decline to participate in a Project pursuant to this Agreement (a "Declining Party"), and the other party (the "Proceeding Party") proceeds independent of the other, with a Project the Proceeding Party shall offer the Declining Party, the opportunity to provide, on a contract basis, the Development Agreement or Services Agreement functions in the event CareMatrix is the Declining Party and/or Transfer Agreement function in the event North Shore is the Declining Party with respect to such Project upon terms hereinafter set forth.

              6.2.1 The Proceeding Party shall, by written notice to the
                    Declining Party, notify the Declining Party of its intent to proceed with the applicable Project ("Proposed Project"), which notice shall set forth in reasonable detail the nature and scope of the Proposed Project and shall set forth the date by which the Declining Party must respond as provided herein. The Declining Party shall have thirty (30) days from the receipt of such notice within which to exercise its rights hereunder. The Declining Party may exercise this right with respect to all or any function (e.g., CareMatrix may elect to act as the developer and/or manager of the Proposed Project). In the event the Declining Party determines to exercise its rights hereunder, the Declining Party shall provide written notice of such election to the Proceeding Party within the thirty (30) day period, which notice shall disclose the fee for the applicable functions but shall otherwise be upon the general terms set forth in the respective agreements attached to this Agreement as Exhibits (a "Proposal"). In the event the Proposal is acceptable to the Proceeding Party, the Proceeding Party and Declining Party shall thereafter enter into the appropriate agreement(s) upon the terms and conditions set forth in the Proposal. In the event the Declining Party elects not to exercise its rights hereunder or does not respond in writing to the Proceeding Party within the thirty (30) day period, the Declining Party shall be deemed to have waived its rights hereunder with respect to Proposed Project and the Proceeding Party shall then be entitled to enter into such agreement(s) with any third party in connection with the Proposed Project or to provide such function(s) itself; provided, however, that if the Proceeding Party shall not enter into such agreement(s) with a third party(ies) within thirty (30) days after the expiration of the Declining Party's rights hereunder for any reason other than it having elected to provide such function(s) itself or if such agreement(s) is (are) executed but is (are) not fully performed as specified in the relevant agreement, the Declining Party's rights hereunder shall apply to all future development and/or management of the Proposed Project.

              6.2.2 In addition to the rights established under Section 6.2.1 above, in the event North Shore is the Proceeding Party and receives a bonafide third party proposal or offer to act as the developer and/or manager of any Proposed Project (an "Offer"), which Offer North Shore determines to accept, North Shore shall, by written notice to CareMatrix, first offer CareMatrix the right to act as the developer and/or manager of the Proposed Projects upon the same terms and conditions as the Offer, which notice shall set forth the date by which the CareMatrix must respond as provided herein. CareMatrix shall have fifteen (15) days from the date of receipt of such notice within which to exercise the right granted hereby. If the Offer contemplates the offeree acting in more than one function (e.g., an Offer in which the offeree intends to act as both developer and manager), CareMatrix may exercise this right with respect to all or any of such functions (e.g., CareMatrix may elect to act as both the developer and manager or only as developer or manager). In the event CareMatrix determines to exercise this right, CareMatrix shall provide written notice of such election to North Shore within the fifteen (15) day period and the North Shore and CareMatrix shall thereafter enter into the appropriate agreement(s) upon the same terms and conditions as contained in the original Offer. In the event, CareMatrix elects not to exercise this right with respect to any Offer, or does not respond in writing to North Shore within the fifteen (15) day period, the Declining Party shall be deemed to have waived its rights hereunder with respect to such Offer; provided, however that if the applicable agreement(s) is (are) not entered into or is
                    (are) entered into but is (are) not fully performed as specified in the relevant agreement, the CareMatrix's rights hereunder shall not be deemed to be waived and shall apply to all future offers with respect to the Proposed Project.

              6.2.3 In addition to the rights established under Section 6.2.1 above, in the event CareMatrix is the Proceeding Party, the Proposed Project is a Medical Office Building and CareMatrix receives a bonafide third party proposal or offer to lease all or any portion of Proposed Project (an "Offer"), which Offer CareMatrix determines to accept, CareMatrix shall, by written notice to North Shore, first offer North Shore the right to lease the space contemplated by the Offer upon the same terms and conditions as the Offer, which notice shall set forth the date by which North Shore must respond as provided herein. North Shore shall have fifteen (15) days from the date of receipt of such notice within which to exercise the right granted hereby. In the event North Shore determines to exercise this right, North Shore shall provide written notice of such election to CareMatrix within the fifteen (15) day period and CareMatrix and North Shore shall thereafter enter into a lease upon the same terms and conditions as contained in the original Offer. In the event North Shore elects not to exercise this right with respect to any Offer, or does not respond in writing to CareMatrix within the fifteen (15) day period, North Shore shall be deemed to have waived its rights hereunder with respect to such Offer; provided, however, that if the applicable lease is not entered into, North Shore's rights hereunder shall not be deemed to be waived and shall apply to all future offers with respect to the space to be leased pursuant to the Offer.

              6.2.4 In addition to the rights established under Section 6.2.1 above, in the event CareMatrix is the Proceeding Party, the Proposed Project is an unlicensed Assisted Living Facility, CareMatrix determines to lease space in such Assisted Living Facility to a physician and receives a bonafide third party proposal or offer to lease such space (an "Offer"), which Offer CareMatrix determines to accept, CareMatrix shall, by written notice to North Shore, first offer North Shore the right to lease the space contemplated by the Offer upon the same terms and conditions as the Offer, which notice shall set forth the date by which North Shore must respond as provided herein. North Shore shall have fifteen (15) days from the date of receipt of such notice within which to exercise the right granted hereby. In the event North Shore determines to exercise this right, North Shore shall provide written notice of such election to CareMatrix within the fifteen (15) day period and CareMatrix and North Shore shall thereafter enter into a lease upon the same terms and conditions as contained in the original Offer. In the event North Shore elects not to exercise this right with respect to any Offer, or does not respond in writing to CareMatrix within the fifteen (15) day period, North Shore shall be deemed to have waived its rights hereunder with respect to such Offer; provided, however, that if the applicable lease is not entered into, North Shore's rights hereunder shall not be deemed to be waived and shall apply to all future offers with respect to the space to be leased pursuant to the Offer.

          6.3 In no event shall CareMatrix acquire, develop, own, finance, manage or operate any Project other than an Assisted Living Facility or Independent Living Facility within two (2) miles of the hospital(s) listed on Exhibit B attached hereto, five (5) miles of the hospital(s) listed on Exhibit C attached hereto or ten (10) miles of the hospital(s) listed on Exhibit D attached hereto, without the prior written consent of North Shore.

          6.4 In no event shall either party acquire, develop, own, finance, manage or operate any Project containing any Project Components which are the same as any Project Components of any Project of any Joint Venture which is within two (2) miles of the contemplated Project without the prior written consent of the other party; provided, however, that this restriction shall not apply to any medical office building acquired by either party as part of the acquisition of a physician practice (whether through an asset or ownership interest acquisition) provided such office building has no more than 15,000 square feet of leasable space and 80% or more of such space is leased to such physician practice or an entity controlled by such physicians and providing ancillary medical services.

          6.5 In no event shall a Declining Party acquire, develop, own, finance, manage or operate any Project within two (2) miles of a Project pursued independently by a Proceeding Party in accordance with the terms of this Agreement without the prior written consent of the Proceeding Party; provided, however, that this restriction shall not apply to any medical office building acquired by either party as part of the acquisition of a physician practice (whether through an asset or ownership interest acquisition) provided such office building has no more than 15,000 square feet of leasable space and 80% or more of such space is leased to such physician practice or an entity controlled by such physicians and providing ancillary medical services.

          6.6 In no event shall any of the restrictions set forth above apply to any Project which either party may acquire, develop, own, finance, manage or operate as a result of or in connection with such party merging with another entity, acquiring all of the stock or other equity interests in or having its stock acquired by another entity or selling all or substantially all of its assets to or purchasing all or substantially all of the assets of another entity provided any such Project(s) does not account for more than 25% of the gross revenues of such party or the resulting entity.

          6.7 In no event shall any of the restrictions set forth in this Agreement prevent:

              6.7.1 North Shore from serving as a member of a not-for-profit hospital which may own, finance, manage, operate or affiliate with a facility or facilities which would constitute a Project as defined in this Agreement provided any such hospital does not thereafter acquire, develop, own, finance, manage, operate or otherwise engage in any joint enterprise with another person or entity with respect to any additional facility or facilities which would constitute a Project as such term is defined in this Agreement; or

              6.7.2 Franklin Hospital, Southside Hospital, Huntington Hospital
                    or Staten Island University Hospital (collectively, the "Existing Sponsored Hospitals") from owning, financing, managing, operating or affiliating with a facility or facilities which would constitute a Project as defined in this Agreement; provided, however, that North Shore shall use its best efforts (which best efforts shall not include North Shore being required to exercise its right to remove the board of directors or management of any of the Existing Sponsored Hospitals) to have the Existing Sponsored Hospitals agree not to enter into any sponsorship or other relationship to own, finance, manage, operate or otherwise engage in any joint enterprise with another person or entity with respect to any facility or facilities which would constitute a Project as such term is defined in this Agreement following the effective date of this Agreement other than a facility or facilities which they own, finance, manage, operate or are affiliated with as of the effective date of this Agreement.

          6.8 The parties acknowledge and agree that none of the terms or provisions of this Agreement, including any restrictions set forth herein, shall apply to Meditrust, a Delaware corporation, or any of its affiliates.

          6.9 Notwithstanding any other provision in this Agreement, North Shore shall have the right to perform managed care contracting for any Project within the Designated Area as and to the extent described in Section 5.4 of this Agreement (including any Project described in Section 6.6).

          6.10 The parties acknowledge and agree that, notwithstanding any other provision in this Agreement (including Section 6.7), the terms or provisions of this Agreement shall not prohibit, restrict or impair either party from pursuing the transactions identified on Exhibit E attached hereto as such transactions are described in such Exhibit.

          6.11 CareMatrix acknowledges and agrees that none of the terms or provisions of this Agreement shall prohibit, restrict or impair North Shore from pursuing the transactions identified in that certain Master Agreement of even date herewith entered into between North Shore and PhyMatrix Corp.

7.0 Agreement Limited in Scope

    This Agreement is not intended to abridge, limit, or restrict the rights of the parties to pursue, either independently or in conjunction with any other person or entity, other business opportunities outside the scope of this Agreement. Without limiting the generality of the foregoing, each of the parties acknowledge and agree that this Agreement, and the rights of the parties hereunder, apply solely to the acquisition, development, ownership, financing, management and operation of Assisted Living Facilities, Independent Living Facilities, Skilled Nursing Facilities and/or Medical Office Buildings and to no other types of facilities or businesses (such as, but not limited to, ancillary medical services and/or physician practices) and apply to such types of facilities within the Designated Area and to no other geographic area.

8.0 Warranties, Representations and Indemnity

          8.1 Except as otherwise contemplated by this Agreement or any Joint Venture Agreement, neither party at any time shall enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense or liability whatsoever.

          8.2 Each party represents and warrants that it is free to enter into this Agreement, that it has obtained any necessary approvals to do so, and is not in violation of any existing agreements or obligations it may have with other Persons or entities.

          8.3 Each party agrees to defend, indemnify and hold the other party harmless for any costs, damages or expenses which are caused by its gross negligence or willful misconduct.

9.0 Term

    The term of this Agreement shall commence upon the date hereof and expire upon the earliest to occur of (i) the second (2nd) anniversary of the date hereof unless the parties shall have entered into a Joint Venture Agreement during such two (2) year period, (ii) any subsequent annual anniversary of the date hereof unless the parties shall have entered into a Joint Venture Agreement during the preceding year, (iii) for each Project, the execution of the Joint Venture Agreement for the applicable Project, or (iv) Abraham
    D. Gosman, Andrew D. Gosman and/or Michael M. Gosman, or entities controlled by all or any of them, ceasing to own ten percent (10%) or more of issued and outstanding stock of CareMatrix Corporation (provided, however, that at the election of either CareMatrix or North Shore (which election must be exercised within 30 days following notice of such cessation or the intention to cause such cessation to occur) this Agreement shall not terminate upon the occurrence of such event).

10.0 Waiver

     The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any circumstance shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

11.0 Severability

     If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

12.0 Notices

     All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

                                  With a copy to:

     CareMatrix Corporation       Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
     197 First Avenue             Suite 500 East
     Needham, MA 02194            777 South Flagler Drive
     Attn: General Counsel        West Palm Beach, Florida 33402-4587
                                  Attn: Thomas P. Hunt, Esquire

                                  With a copy to:

     North Shore Health System    Winston & Strawn
     150 Community Drive          1400 L Street, N.W.
     Great Neck, New York 11021   Washington, D.C. 20005
     Attn: General Counsel        Attn: Thomas L. Mills, Esquire
     or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered
     (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by electronic transmission; and
     (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

13.0 Assignment

     No party shall assign his or its rights and/or obligations under this Agreement, other than to an Affiliate, without the prior written consent of each other party to this Agreement. Notwithstanding the foregoing, CareMatrix shall have the right to designate any Person which, directly or indirectly, is controlled by Abraham D. Gosman, Michael M. Gosman or Andrew
     D. Gosman, to act as its participant in any Joint Venture and/or serve as the CareMatrix party to any Service Agreement, Management Agreement and/or CareMatrix Lease.

14.0 Technology Ownership and Transfer

     During the course of this Agreement and any Joint Venture by the parties to this Agreement, the ownership and rights to use any and all technology, proprietary information or intellectual property developed jointly by employees of both parties shall be agreed to prior to engaging in such initiatives by both parties. Any and all technology, proprietary information or intellectual property developed solely by the employees of one party shall be owned solely by that one party. However, if any such solely owned technology, proprietary information or intellectual property is required to be used by the other party in performance of a task with respect to which the parties are engaged in a Joint Venture, the parties shall provide for such use by entering into a mutually acceptable royalty-bearing license agreement.

15.0 Applicable Law

     This Agreement shall be construed in accordance with the laws of the State of New York.

16.0 Jurisdiction and Venue

     Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of New York held in and for the County of Nassau or the United States District Court, Eastern District of New York. Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

17.0 Relationship of the Parties.

          17.1 As contemplated by this Agreement, either party may acquire, develop, own, finance, manage and/or operate any Project by or through one or more of its Affiliates;

               provided, however, that such party shall guarantee the fu11 and timely payment and the full and timely performance of all sums, duties and obligations whatsoever of such Affiliate with respect to such Project pursuant to the terms of a Guaranty in the form attached hereto as Exhibit F.

          17.2 It is acknowledged and agreed that CareMatrix and North Shore, and their related Affiliates, are at all times acting and performing under this Agreement as independent contractors. Unless and until a Joint Venture Agreement is entered into by the parties with respect to a Project, nothing contained herein shall be construed as making the parties hereto, or their respective Affiliates, partners, joint venturers or any other similar relationship and, upon execution of a Joint Venture Agreement for a Project, the scope of such joint enterprise shall be limited as provided therein. Neither CareMatrix or North Shore, nor their respective Affiliates, shall, by entering into and performing their obligations under this Agreement, become liable for any obligations, liabilities or debts of the other parties hereto except as specifically provided for under the terms of this Agreement. Neither party shall be permitted to use the name of the other party hereto without such party's prior written consent other than in connection with the acquisition, development, ownership, financing, management or operation of any Project.

18.0 Compliance with Law.

     The parties acknowledge and agree that it is their intent that all Projects and transactions undertaken by them in accordance with the terms of this Agreement be in compliance with all applicable local, state and federal laws, rules, regulations and the like, now existing or enacted or promulgated after the date of this Agreement (collectively, "Applicable Law") but that such Project and/or transactions provide the parties with the underlying economic and financial arrangements contemplated by this Agreement. In the event any Applicable Law is interpreted by judicial decision, regulatory agency or legal counsel of both parties in such a manner as to indicate that the structure of any Project or transaction contemplated by this Agreement may be in violation of such Applicable Law, the parties shall negotiate in good faith to restructure this Agreement and/or the definitive documents for such Project or transaction to the maximum extent possible to comply with such Applicable Law while preserving the underlying economic and financial arrangements between the parties as contemplated by this Agreement. If such a restructuring is not possible, neither party shall pursue such Project or transaction without the prior written consent of the other.

19.0 Use of Names.

     Neither party shall use the name of the other party or its Affiliates in any manner without the prior written consent of such other party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

 CareMatrix Corporation                      North Shore Health System

/s/ James M. Clary Jr.                       /s/ John S.T. Gallagher

By: James M. Clary Jr.                       By: John S.T. Gallagher

Its: EVP                                     Its: President

                                    Exhibit A



                          Form of Development Agreement

                               (See Attached Copy)

                             DEVELOPMENT AGREEMENT


                                    Between

                       [CAREMATRIX OR PHYMATRIX AFFILIATE]

                                       And
                           [APPLICABLE JOINT VENTURE]

                              DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (this "Agreement") is by and between [CAREMATRIX OR PHYMATRIX AFFILIATE], a __________, with an office at __________, (the "Developer"), and [APPLICABLE JOINT VENTUREl, with an office at __________, (the "Owner"), and is entered into for the purpose of reducing to a formal writing all of the parties understandings with respect to the development and construction of a _______________ project to be comprised of __________ (the "Project") to be located in __________, New York described below (the "Property").

In consideration of the undertakings of each of the parties to the other:

                                 IT IS AGREED:

                                    ARTICLE I


                                 Representations

The parties make each of the following material representations:

Section 1.1 - Title to Property. The Owner shall have or has good, record and marketable title in fee simple to the Property consisting of approximately ________ acres of land as more fully described in Exhibit "A". Exhibit "A" and each of the other Exhibits referred to in this Agreement shall be incorporated into this Agreement by such reference as if fully set forth in this Agreement. The Property shall be (i) free and clear of any and all encumbrances which would, in the Developer's sole discretion, impair the construction or operation of the Project except as set forth on Exhibit "B", and (ii) free of any hazardous wastes or materials except as set forth on Exhibit "C".

Section 1.2 - Encumbrances.

(a) The Owner and the Developer acknowledge that the Property will be subject to the easements, assessments, conditions, contracts, rights, claims, encroachments, restrictions and other encumbrances as set forth on Exhibit "B" (the "Existing Encumbrances"), to physical conditions disclosed by a boundary survey to be prepared by __________ entitled __________, dated __________, for the Property, and will be subject to those easements, conditions, contracts, rights, licenses, encroachments, restrictions and other encumbrances resulting from the Developer securing regulatory, development and construction approvals for the Project and attendant site improvements. The Owner and the Developer each represents to the other that it has reviewed or shall review the boundary survey and the topographical survey of the Property and has made a physical inspection of the Property and is satisfied as to the site characteristics and other attributes in all material respects.

(b) Concurrently with the execution of this Agreement, the Owner shall provide the Developer with copies of all engineering, architectural and any other plans, studies and surveys, title reports, environmental assessments, appraisals and other information regarding the Property or the Project which are in the Owner's possession, custody or control.

(c) The Owner represents, to the best of its knowledge, that the Property has only the apparent site and off-site conditions, if any, as set forth on Exhibit "D" which require the implementation of the measures, if any, as set forth on Exhibit "D".

(d) Commencing on the date that the Developer commences construction in accordance with the terms of this Agreement, the Owner shall provide the Developer with full possession and complete control of the Property for purposes of performing the Developer's obligations hereunder.

Section 1.3 - Permit and Approvals.

(a) The Developer represents that it shall use its best efforts to obtain, prior to the date of Physical Completion (as hereinafter defined), all state, federal, county and municipal land use approvals and permits, licenses, easements, and utility agreements which are necessary for the development, construction and opening of the Project on the Property as set forth on Exhibit "E" (the "Developer's Approvals"). The Developer covenants to diligently use its best efforts to obtain all of the Developer's Approvals in an expeditious manner. In the event that the Developer is unable to obtain the Developer's Approvals, the Developer shall have no liability whatsoever to the Owner, or any other party and at the Owner's or the Developer's option, this Agreement shall be terminated without recourse to either party hereto at law or in equity.

(b) The Owner represents that it shall use its best efforts to obtain, prior to the date of Physical Completion, all state, federal, county and municipal land use approvals and permits, licenses, easements, and utility agreements which are necessary for the development, construction and operation of the Project on the Property as set forth on Exhibit "F" (the "Owner's Approvals"). The Owner covenants to diligently use its best efforts to obtain all of the Owner's Approvals in an expeditious manner. In the event that the Owner is unable to obtain the Owner's Approvals, the Owner shall have no liability whatsoever to the Developer, or any other party and at the Owner's or the Developer's option, this Agreement shall be terminated without recourse to either party hereto at law or in equity.

(c) For the sole purpose of permitting the Developer to construct the Project, the Owner grants to the Developer, to the extent required by the Developer in order that the purpose of this Agreement be effectuated, the rights under the Developer's Approvals and the Owner's Approvals (collectively, the "Approvals") and any other grants of rights, permits, approvals, or licenses, which may be necessary to complete the performance of the Developer's obligations hereunder; provided, however that no transfer or assignment of any of the foregoing shall occur which is prohibited by applicable law or the respective terms hereof.

Section 1.4 - Documentation. The Developer shall use its best efforts to obtain, on behalf of the Owner, construction and permanent financing for the Property, the Project, the Personal Property (as defined herein) and related development costs (collectively, the "Project Loan") which shall be sufficient, together with the Owner's equity contributions, if necessary (which shall in no event exceed ten percent (10%) of the total costs to construct the Project in accordance with the development budget), to pay the full amount of the total costs to construct the Project in accordance with the development budget. The Owner covenants that it will provide fully and in a timely fashion all reasonable documentation required by the lender in connection with the Project Loan. Such documentation shall include, but is not limited to, all zoning and plan approvals, all utility letters indicating positive availability of service, inventory of concessions made to and agreements with any or all municipal bodies, site plans, title policies, and all other regulatory body approvals. The Owner also covenants that it will, in a timely manner, provide whatever financial or other information the lender might reasonably require in connection with the Developer's applications for financing for the construction of the Project and as required by such lender in connection with the Project Loan.

Section 1.5 - Other Agreements. The Owner and the Developer each represents to the other that neither entering into this Agreement nor performing their respective obligations hereunder will violate any other agreements or documents by which either may be bound.

Section 1.6 - Utility Services. The Owner represents that, to the best of its knowledge, all utility services required to construct and operate the Project (including, without limitation, public water, sewer and electricity) are currently available to the Property in the capacities required to operate the Project. No work need be performed by or on behalf of the Developer to make such utilities available to the Property for the construction or operation of the Project, except for the matters, if any, set forth on Exhibit "D". Copies of letters from the providers of such utility services confirming such availability are annexed hereto as Exhibit "G".

Section 1.7 - Good Standing of the Developer. The Developer represents that it is duly organized, validly existing and in good standing under the laws of the State of __________. The Developer represents that it is empowered and authorized to execute, deliver and perform its obligations under this Agreement, and, upon such execution and delivery and subject to the conditions subsequent set forth in Section 5.1, this Agreement shall be valid, binding and legal obligation of the Developer, enforceable in accordance with its terms and in compliance with its certificate of incorporation and bylaws and all applicable laws of the state of its incorporation.

Section 1.8 - Good Standing of the Owner. The Owner represents that it is duly organized and validly existing under the laws of the State of __________. The Owner represents that it is empowered and authorized to execute, deliver and perform its obligations under this Agreement, and upon such execution and delivery and subject to Section 5.1, this Agreement shall be the valid, binding and legal obligation of the Owner, enforceable in accordance with its terms and in compliance with its certificate of [limited partnership or incorporation] and [partnership agreement or bylaws] and all applicable laws of the state of its organization.

                                   ARTICLE II

                           Construction of the Project

Section 2.1 - Control of Construction. Subject to the express provisions contained herein, it is the intention of the parties that the Owner shall have sole, complete and absolute authority and discretion to decide any and all issues pertaining to the construction of the Project, including, without limitation, the expenditure of funds, the incurring of costs and all of the other matters referred to herein.

Section 2.2 - Architectural and Engineering Services. The parties acknowledge that __________ and their consulting engineers (the "Architect and Engineers") have or will be retained by the Owner. The Owner represents and warrants to the Developer that a true, accurate and complete copy of the Architectural Contract is attached hereto as Exhibit "H," (the "Architect Contract"). The Developer shall not be responsible to the Owner, or any other party for any errors, omissions, breaches or failures thereof, or any damages resulting from the acts or omissions of the Architect. At the Developer's option, the Owner shall assign to the Developer all of its right, title and interest in the Architectural Contract and any and all architectural, engineering and other contracts with respect to the Project free of any claims other than outstanding amounts owed under the Architectural Contract. In no event shall the Developer be obligated to assume any of said contracts.

Section 2.3 - Other Professionals and General Assumed Obligations. The Owner represents that it has not engaged any architects or any engineers, lawyers, consultants, accountants, or other professionals with respect to the Project, other than the Architect, which the Owner shall be obligated to pay. The Developer neither assumes nor shall be obliged for any debts, liabilities or obligations of the Owner or related to the Property or the Project.

Section 2.4 - Plans and Specifications.

    (a) The Architect and Engineers retained by the Owner shall, under the direction of the Developer and after consultation with the Owner, prepare basic design plans (the "Basic Plans"). As a part of this process, the Developer may engage engineers, including the site engineers, to perform test borings and other soil testing at the Property for purposes of properly locating the Property on the Project. The Developer, the Architects and Engineers shall consult with the Owner during the process of preparing the Basic Plans. The Developer, Architect and the Engineers shall have access to the Project for all such tests and surveys.

    (b) Within two (2) weeks after the date of the Architect's and the Engineer's completion and delivery of the Basic Plans, the Owner, the Developer, the Architect and Engineers shall meet to review and approve the Basic Plans. The parties shall initial the Basic Plans to indicate their approval of such Basic Plans.

    (c) Upon the approval by the parties of the Basic Plans, the Developer shall direct the Architect and Engineers to prepare final plans, specifications and a site plan (collectively the "Final Plans") based upon the Basic Plans. Within two (2) weeks after the completion of the Final Plans and their delivery to the Owner, the parties will meet to review and approve the same, and make any necessary revisions. The Owner agrees that it will not unreasonably withhold its approval of the Final Plans if they conform in all material respects to the Basic Plans. The parties agree to use their best efforts to reach a prompt and reasonable conclusion concerning the acceptability of the Final Plans (and the Personal Property, see Section 2.6). The parties shall initial the Final Plans as an indication of their approval of the same.

Section 2.5 - Construction. The Developer shall cause the Project to be constructed in a good and workmanlike manner and in accordance with the Final Plans, the Approvals, and all applicable laws subject to field changes and minor design changes. The Project is to be licensed for the unit complement described above and shall be constructed in accordance with the requirements in effect on the date of this Agreement as set forth by all federal, state and local governmental agencies having jurisdiction of the Project, including Life Safety Code requirements imposed by the Federal Department of Health and Human Services.

Section 2.6 - Personal Property.

    (a) The Developer will furnish the specific items of personal property contained in Exhibit "I" (the "Furniture, Furnishings & Equipment" or the "FF&E") required for the Project.

    (b) In order to reduce the risk that the FF&E will be delivered prior to the Closing contemplated herein, the Owner covenants that it shall approve the FF&E as soon as practicable but not later than approximately six (6) months prior to the estimated date of Physical Completion (defined below).

    (c) The FF&E does not include kitchen and laundry equipment.

Section 2.7 - Changes. The Owner agrees that the Developer shall also have the right to make changes in the Final Plans and in the Personal Property if required by any federal, state or local governmental authority having jurisdiction over the Project or if required due to the unavailability of any construction materials or the Personal Property. The Owner shall be notified of any such changes or substitutions in the Personal Property, however, the Owner shall have final authority to make all decisions with respect to such changes; provided, that, such changes result in construction, space, design, personal property, equipment and interior and exterior design comparable in overall design and quality to that shown on the Final Plans. Any change that results in the loss or adjustment of square footage in the Project will require approval by the Owner.

Section 2.8 - Commencement of Construction. Construction of the Project will start within thirty (30) days after notification to the Developer by the Owner, or as soon thereafter as weather and ground conditions permit.

Section 2.9 - Continuity of Construction. Construction, once undertaken, shall proceed in a continuous and reasonably expeditious manner until Physical Completion is achieved.

Section 2.10 - Completion of Construction.

    (a) For the purposes of this agreement, the terms "Physical Completion" or "Physically Completed" shall mean the date on which the building and improvements described and set forth in the Final Plans have been completed and the Project shall have been approved for and received a certificate for temporary or permanent occupancy by the local building inspector, and by the State Fire Marshall in the event his or her approval is required (the "Certificate of Occupancy"). Physical Completion shall be deemed to have been achieved notwithstanding that any of such officials or agencies have issued a Certificate of Occupancy with conditions or a Punch-List (as hereinafter defined) listing items requiring completion or correction, so long as such conditions or Punch-List items do not prevent or prohibit occupancy as determined by the Owner, in its sole discretion.

    (b) The Developer will use its reasonable best efforts to notify the Owner at least ninety (90) days prior to the time that the Developer estimates that the Project will be Physically Completed, whereupon the Owner will diligently proceed to fulfill all other conditions necessary for licensure and the Owner will apply in a timely manner for all licenses and permits necessary to commence operation of the Project as set forth on Exhibit "C-2". After such notice from the Developer, the Owner, to the extent necessary to perform administrative activities may, so long as it does not interfere with completion of construction, enter upon the Property in an effort to coordinate initial licensure.

Section 2.11 - The Owner's Access. The Owner shall have access to the construction site while construction is in progress.

Section 2.12 - Punch-List. If, at any time after the Project has been Physically Completed, there shall exist any item or items requiring completion or correction, then the Developer agrees to use all reasonable diligence to complete or correct such item or items so that each conforms to the Final Plans. The parties shall make a Punch-List of the items requiring completion or correction (the "Punch List"). Each item on the Punch-List shall be assigned a reasonable value based upon the reasonable cost of completion or correction of the same or such other value as may be required by the Owner's lender ("Punch-List Amount"). The Developer shall give its written undertaking to complete each such item within forty-five (45) days (or such other period of time as is mutually agreed upon by the parties).

Section 2.13 - Work and Warranties. Upon completion of construction, landscaping and installation of the Personal Property, the Developer will assist in obtaining any and all warranties and guarantees received from designers, the Architect, the general contractor and suppliers of equipment and furnishings. The Developer will cause the applicable contractor to remedy any defect in construction caused by poor workmanship or materials which are brought to its attention by written notice within a period of one (1) year from the date of the issuance of the Certificate of Occupancy. Aside from the foregoing, the Owner hereby waives and the Developer hereby disclaims all other express and implied warranties of every kind or nature with respect to the Project and the Personal Property, including, without limitation, waiving all IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Section 2.14 - Financing Arrangements.

    (a) The Owner will obtain the Project Loan which shall be sufficient, together with the Owner's equity contributions, to pay the full amount of the costs to construct the Project in accordance with the development budget.

    The Owner and the Developer also contemplate that the Property and the Project, together with all fixtures, furnishing, equipment, and articles of personal property now owned or hereafter acquired by the Owner which are or may be attached to or used in connection with the Property or the Project, together with any and all replacements thereto and substitutions therefor, and all proceeds thereof; and all present and future rents, issues, leases, and profits of the Property and the Project will serve as security for the payment obligations to any lenders relating to the Project Loan or otherwise, and that the Owner will be the principal obligor for the repayment of all financial obligations thereunder after the transfer of title to the Owner. The Owner therefore, agrees to execute and deliver all commitments, promissory notes, mortgages, collateral assignments, documents, certificates, affidavits, and other writings required to be executed by any lender in connection with such financing.

                                   ARTICLE III

                                 Development Fee

Section 3.1 - Amount of Development Fee. The price to be paid by the Owner to the Developer for development and design services rendered pursuant to this Agreement (the "Development Fee") is _______________ Dollars ($__________).

Section 3.2 - Payment of Development Fee. The Development Fee shall be paid to the Developer upon the closing of the Project Loan. In the event that, for any reason, the total amount of the Development Fee is not so paid to the Developer, then the balance shall accrue interest at a rate equal to the rate announced by Fleet Bank of Massachusetts, NA, from time to time as its prime rate ("Prime Rate") plus two percent (2%) (such balance, together with such interest, the "Balance") and the Balance shall be repaid to the Developer on a priority basis from the cash flow of the Project as set forth in that certain Agreement of Limited Partnership of the Owner dated _______________,19__.

Section 3.3 - Form of Conveyance and Status of Title. The Personal Property shall be conveyed by warranty bill of sale and may be subject to the mortgages and security interests described in Section 2.14.

                                   ARTICLE IV

                     Additional Responsibilities of Parties

Section 4.1 - The Developer's Responsibilities. In addition to its obligations elsewhere expressed in this Agreement, the Developer (subject to reimbursement) shall have the following responsibilities:

    (a) To obtain the necessary building permits and the Certificate of Occupancy;

    (b) To arrange for and coordinate the obtaining of all labor and materials required to develop, construct and furnish the Project in accordance with the Final Plans (except as otherwise expressly set forth herein);

    (c) To at all times, commencing with the date upon which construction begins, carry the following types of insurance with an insurance carrier or carriers acceptable to the Owner and the Owner's lender:

        (i) Workman's compensation insurance fully covering all persons engaged in the performance of this Agreement, in accordance with applicable law.

        (ii) Public liability insurance covering death or bodily injury with limits of not less than $300,000 for one person and $1,000,000 for any one accident or disaster; and property damage coverage limits of not less than $100,000; all of which insurance shall name the Owner's lender as an additional insured.

          The Developer shall furnish to the Owner and the Owner's lender if required by such lender, duplicate policies of insurance as set forth in subparagraphs (i) and (ii) hereof. Each of such policies shall, if the insurance carriers so permit, contain a provision to the effect that they may not be canceled except upon ten (10) days prior written notice to the Owner and the Owner's lender.

    (d) Upon Physical Completion, the Developer shall deliver to the Owner, at the Owner's option, duly executed waivers of mechanic's liens signed by each contractor and subcontractor which provided labor or materials on the Project.

    (e) To expeditiously pursue obtaining commitments for financing the contemplated construction as provided herein.

    (f) To pay for all professional and other staff personnel required for the pre-opening and operation of the Project in sufficient time to permit licensure by the applicable governmental agency(ies) at the date of Physical Completion.

Section 4.2 - Indemnification. The Developer hereby agrees to indemnify and hold the Owner harmless from all liabilities, claims, and demands for personal injury or property damage arising out of or caused by any act or omission of the Developer, its subcontractors, agents, or employees, or arising in or about the Property at any time from the date of this Agreement until Physical Completion.

                                   ARTICLE V

                                 Contingencies

Section 5.1 - Required Occurrences. This Agreement and the undertakings of the Developer shall, at the election of the Owner be contingent upon the occurrence of each of the following:

    (a) Approvals. All of the Approvals (to the extent then obtainable) and current utility availability letters shall have been obtained by _______________, 199__.


    (b) Title. An Owner's title insurance policy and Class A-2 ALTA survey, satisfactory to the Developer, in its sole discretion, shall have been obtained by the Owner which confirms that there are no exceptions or conditions which would render title to the Property unmarketable or which will prohibit or restrict the construction or operation of the Project or which would prevent an institutional lender from closing a construction or permanent mortgage loan for the Project in the usual course of its business.

    (c) Additional Due Diligence Regarding the Property. The Developer shall have received due diligence information concerning the Property, satisfactory to the Developer in its sole discretion, including, without limitation, soil tests and utility service confirmations to the extent not currently available.

    (d) Purchase of the Property. The Owner shall have purchased good record, marketable fee simple title to the Property as set forth in Section 1.1.

Section 5.2 - Failure of Contingencies. In the event that any one or more of the contingencies set forth in this Article is not satisfied, waived or deferred by the parties in writing, within the period of time set forth above, then, upon written notice, either party may terminate this Agreement. In such event, neither party shall have any further responsibility or liability to the other. The Developer reserves the right, at its option, to waive or defer any one or more of the conditions precedent.

                                   ARTICLE VI

                        Additional Covenants of The Owner

        Section 6.1 - Confidentiality. The Owner, its partners, affiliates, agents, and employees hereby agree:

    (a) to maintain in the strictest confidence the identity of the Developer; the contents of this Agreement; the negotiations between the parties on the terms of this Agreement; and any of the Developer's proprietary information, including, without limitation, financial information, projects, copies of leases, real estate appraisals, and other information regarding the Project and the business affairs and operations of the Developer which any of said parties obtain from the Developer in the course of negotiations for the transactions contemplated hereby (the "Confidential Information");

    (b) not to disclose, without the Developer's prior written consent (except to the extent disclosure is required by applicable law or regulation), any Confidential Information except to such parties' own agents, servants and employees, bankers, consultants and other advisors to whom disclosure is necessary in order to effectuate the transactions contemplated hereby; and

    (c) to comply therewith for a period of one (1) year commencing on the date of this Agreement.

Section 6.2 - Provision of Further Information. The Owner agrees to supply complete financial information and any other data required in connection with the construction or permanent financing for the Project and to execute, and cause to execute, any and all documents which are required by the terms thereof.

                                   ARTICLE VII

                              Concluding Provisions

Section 7.1 - Entire Agreement. This Agreement, together with the other written agreements between the parties executed prior to or concurrently herewith or referenced herein, contain the entire understanding of the parties. There are no oral understandings, terms or conditions, and no party has relied upon any representation, express or implied, not contained in this Agreement or in other written agreements between the parties executed prior to or concurrently herewith or referenced herein.

Section 7.2 - Representations. None of the parties shall be bound by any promises, representations, or agreements except as herein expressly set forth.

Section 7.3 - Amendments. This Agreement may not be amended, waived, modified, altered or changed in any respect whatsoever except by a further agreement, in writing, executed by each of the parties and consented to by the Owner.

Section 7.4 - Joint Effort. The preparation of this Agreement has been a joint effort of the parties, and the resulting document shall not be construed more severely against one of the parties than the other.

Section 7.5 - Brokers. Each of the Owner and the Developer represents and warrants to the other that no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated hereby or referred to herein; and each agrees to indemnify and hold and save the other harmless from any claim or demand for commission or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such party.

Section 7.6 - Assignment. The Developer shall have no right to assign his rights nor delegate its obligations under this Agreement to another entity or person without the prior written consent of the Owner except that the Developer shall have the right to assign this Agreement to, merge with or consolidate with an "Affiliate" (defined herein as defined in the Securities and Exchange Act of 1934 and the regulations thereunder) in connection with a public offering, merger or other transfer.

Section 7.7 - Notices. All notices which may be given to any of the parties hereunder shall be in writing and shall be hand delivered or sent by registered or certified mail, return receipt requested, or by Federal Express, and postage prepaid as follows:

    (a) In the event that notice is directed to the Owner, it shall be sent to it at the address set forth above and a copy therefore sent to _______________, Attention: _______________, or at such other address or addresses the Owner shall from time to time designate by notice to the Developer.

    (b) In the event that notice is directed to the Developer, it shall be sent to _______________, Attention: _______________, with a copy to
    _______________ at the same address; or at such other address or addresses as the Developer shall from time-to-time designate by notice to the Owner.

The effective date of any such notice shall be the earlier of actual receipt by the addressee or three (3) days after such notice is properly deposited for mailing.

Section 7.8 - Arbitration. Any dispute or controversy arising between the parties involving the interpretation or application of any provisions of the Agreement, or arising out of this Agreement, or concerning the construction of the proposed Project or the furnishing thereof shall be submitted to and determined by arbitration in accordance with the rules of the American Arbitration Association then in effect.

Section 7.9 - Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

Section 7.10 - Successors. This Agreement shall be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

Section 7.11 - Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

Section 7.12 - Severability. The invalidity or unenforceability of one or more of the phrases, sentences, provisions, clauses, Sections or Articles contained in this Agreement shall not affect the validity or enforceability of this remaining portions so long as the material purposes of this Agreement can be determined and effectuated.

Section 7.13 - Effective Date. This Agreement shall be deemed to be effective as of the date set forth below.

Section 7.14 - No Offer. The delivery of an unexecuted copy of this Agreement shall not be deemed an offer. No rights are to be conferred upon any party until this Agreement has been executed and delivered to each party.

Section 7.15 - Governing Law. This Agreement shall be governed by the laws of the State of New York.

Dated this _____ day of __________ 199_ and executed under seal.

Witness:                           ___________________________________

________________________________   By: _______________________________
Name:                              Name:
                                   Title:

                                   ___________________________________

________________________________   By: _______________________________
Name:                              Name:
                                   Title:

                                   Exhibit B

                          Two Mile Exclusion Hospitals

North Shore University Hospital at Forest Hill

                                   Exhibit C

                         Five Mile Exclusion Hospitals

North Shore University Hospital, Manhasset
North Shore University Hospital at Glen Cove
North Shore University Hospital at Plainview
North Shore University Hospital at Syosset
Franklin General Medical Center
Staten Island University Hospital-North Division
Staten Island University Hospital-South Division

                                   Exhibit D

                          Ten Mile Exclusion Hospitals

Huntington Hospital
Stonybrook Hospital
Southside Hospital

                                   Exhibit E

                              Excluded Transactions

As to North Shore:

1. Long Island Jewish Medical Center/Parker Geriatric ("LIJ")

         North Shore and LIJ are discussing a potential affiliation of the two health systems. Parker Geriatric, an existing not-for-profit long term care affiliate of LIJ, may become part of the combined system.

2. Episcopal Health System (EHS)

         North Shore and EHS are discussing a potential affiliation of the two health systems. EHS has existing non-for-profit long term care and continuing care community affiliates that may become part of the combined system.

As to CareMatrix:

1. Hasset-Belfer Senior Housing ("HBSI")

CareMatrix and HBSI have affiliated to develop, manage, own and operate assisted living and senior housing facilities in the area described on Exhibit E-1.

                                   Exhibit E-1

                          Hasset-Belfer Designated Area

                               (See attached Map)

                              [map of Long Island]

                                    Exhibit F

                                Form of Guarantee

                               (See Attached Copy)

                                    GUARANTEE

To induce [INSERT NAME OF APPLICABLE AFFILIATE], a [INSERT TYPE OF ENTITY] (the "Obligee") to enter into that or those certain [INSERT NAME(S) OF DOCUMENT(S) TO BE ENTERED INTO] (individually, an "Agreement" and collectively, the "Agreements") with [INSERT NAME OF APPLICABLE AFFILIATE], a [INSERT TYPE OF ENTITY] (the "Obligor"), the undersigned guarantor (the "Guarantor") does hereby absolutely and unconditionally guarantee the full and timely performance of all duties and obligations whatsoever of the Obligor to the Obligee, whether now existing or hereafter arising, under the Agreements and the full and timely payment to the Obligee of all debts and liabilities whatsoever of the Obligor to the Obligee, whether now existing or hereafter arising, under the Agreements and agrees, in the event Obligor fails to fully and timely perform any of said duties and obligations or fails to fully and timely pay any of said debts or liabilities, to fully and timely perform and/or pay the same, and to pay any reasonable fees, costs and expenses incurred with respect to or arising out of such duties, obligations, debts or liabilities or any collateral therefore, any reasonable fees, costs, liabilities or damages incurred by or awarded against the Obligee in connection with any proceeding against the Obligor, the Guarantor, any other guarantor or any collateral (including, without limitation, all reasonable attorneys fees, costs and other legal expenses (including fees of paraprofessionals such as paralegals, investigators, etc.) including those incident to litigation and any appellate, bankruptcy and postjudgment proceedings), any monies paid by the Obligee on account of taxes, wages, insurance or to any other person as a result of this Guaranty or arising out of or connected with the duties, obligations, debts or liabilities of the Obligor (all such duties, obligations, debts, liabilities, costs, fees, expenses and damages herein collectively called the "Obligations").

Additionally, the Guarantor specifically agrees that this Guarantee shall be a continuing Guarantee of all duties, obligations, debts and liabilities of the Obligor to the Obligee under the Agreements and it shall apply and be binding on the Guarantor until all Obligations to the Obligee have been satisfied in full, regardless of how long before or after the date hereof any of the Obligations were or are incurred. The Guarantor further agrees that he, she or it shall not become subrogated to any of the Obligee's rights in connection with the Obligations, even if the Guarantor makes payments or performs duties or obligations hereunder, nor shall the Guarantor have any interest in any of the collateral securing any of the Obligations. The Guarantor subordinates all debts and obligations now or hereafter owing by the Obligor to the Guarantor, and any liens securing the same, to the Obligations and any liens securing any of the Obligations. The Guarantor shall not be entitled to receive payment on, or enforce, any such debts and liens during any period in which the Guarantor is in default of its obligations hereunder.

The Guarantor hereby assents to all terms and agreements heretofore or hereafter made by the Obligor with the Obligee and further agrees and consents that the Obligee may, without in anyway releasing or affecting the liability of the Guarantor hereunder and with all rights against the Guarantor being expressly reserved: exchange, release, or surrender any collateral to the Obligor or to any other person; waive, release or subordinate any security interest, in whole or in part, now or hereafter held as security in any of the Obligations; substitute any collateral held as security for the Obligations for other collateral of any kind, regardless of value; waive or delay the exercise of any of its rights or remedies against the Obligor, any other guarantor or any other person; release or agree not to sue any other guarantor or any other person other than the Obligor or any collateral granted as security for the Obligations; modify the terms of the Agreements; and apply payments received from the Obligor, the Guarantor, or any other person, or from any security, in whole or in part, to any of the Obligations, all as the Obligee deems appropriate.

The Guarantor hereby specifically waives any and all defenses to any action or proceeding brought to enforce this Guarantee or any part of this Guarantee, either at law or in equity, except for defenses that Obligor may have against the Obligee and the defense that the duty, obligation, debt or liability claimed by the Obligee to be due has actually been performed for the benefit of or paid to the Obligee. The Guarantor specifically, without limiting the foregoing in any way, waives any right to claim that the Obligee has unjustifiably impaired the collateral or released any other guarantor from its obligations and waives any defenses with respect to any other acts or omissions of the Obligee which change the scope of the Guarantor's risk.

The Guarantor hereby waives all notices whatsoever with respect to the Obligations or any security therefor including, but without limitation, notice of: the Obligee's acceptance of this Guarantee or its intention to act, or its action, in reliance thereon; the present existence or future creation or modification of the Agreements or any of the Obligations or any terms or amounts thereof; any default by the Obligor, or other person; any disposition of collateral; and the release of any guarantee or surety agreement (in addition to this Guarantee), or the release of any guarantor, security, or surety for any of the Obligations hereunder. The Guarantor also waives presentment, demand, and notice of protest, dishonor and nonpayment in relation to any instrument evidencing any of the Obligations, and any other demands and notices required by law, except as such waiver may be expressly prohibited by law. The Guarantor represents that he, she or it has independent means of obtaining financial information about the Obligor, and that the Obligee has no obligation, either prior to the execution of this Guarantee or at any time thereafter, to notify the Guarantor of the Obligor's financial condition or of any event or occurrence affecting the Obligor's financial condition. Nothing contained in this Guarantee shall be considered a waiver by Obligor of any notice required under the Agreements.

Should any of the Obligations not be performed or paid when due or should there be any default under any document in connection therewith, the Obligee may sell, assign or deliver or otherwise dispose of any property or security of the Guarantor in the possession of the Obligee in the manner prescribed by law for realizing upon collateral security upon default. The Guarantor hereby grants to the Obligee a security interest under the New York Uniform Commercial Code all such property or security of the Guarantor from time to time in the possession of the Obligee, in order to secure the Guarantor's obligations hereunder.

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



The liability of the Guarantor under this Guarantee is absolute and unconditional, without regard to the liability of any other person, and shall not in any manner be affected by reason of: (i) the failure of any other guarantor to execute a guarantee; (ii) any action taken or not taken by the Obligee, which action or inaction is herein consented and agreed to; (iii) any delay in making demand on the Guarantor for satisfaction of its liability hereunder; (iv) any delay in the Obligee enforcing, or the failure of the Obligee to enforce, any rights or remedies against the Obligor or any other party liable to the Obligee on account of the Obligations; or (v) any delay in the Obligee seeking, or the failure of the Obligee to seek, the enforcement of any remedies with respect to any security interest, lien or encumbrance granted to the Obligee by the Obligor or any other party in connection with the Obligations. All of the Obligee's rights and remedies shall be cumulative and any failure of the Obligee to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time, and from time to time, thereafter.

This Guarantee shall be operative and binding upon the Guarantor and possession of this Guarantee by the Obligee shall be conclusive evidence that this Guarantee was not delivered in escrow or pursuant to any agreement that it should not be effective until any conditions precedent or subsequent had been complied with, unless at the time of receipt of this Guarantee the Obligee delivers to the Guarantor a letter setting out any terms and conditions that may affect the enforceability of this Guarantee.

The liability of the Guarantor hereunder shall continue until 90 days after this Guarantee is marked "cancelled" by the Obligee and returned to the Guarantor. Guarantor may not cancel the Guarantor's liability under this Guarantee and hereby waives any right to do so.

Upon the filing of a petition in bankruptcy with respect to the Obligor, any assignment for the benefit of creditors of the Obligor, or any other circumstances necessitating the Obligee to file its claim against the Obligor, the Guarantor agrees that, notwithstanding any stay, injunction or other prohibition preventing the maturity, acceleration or collection of all or any portion of the Obligations, the Obligations (whether or not then due and payable by the Obligor) shall forthwith become due and payable by the Guarantor for purposes of this Guarantee, on demand. The Obligations of the Guarantor hereunder shall not be affected or impaired by the Obligee's omission or failure to prove its claim against the Obligor. Notwithstanding that this Guarantee may have been returned to the Guarantor and marked "cancelled" by the Obligee, the Obligations of the Guarantor hereunder shall continue at all times for any amounts guaranteed hereunder that were paid by the Obligor to the Obligee within 90 days after the date of cancellation of this Guarantee. If for any reason whatsoever, including, without limitation, the bankruptcy of the Obligor, the Obligee is not permitted to retain any amounts guaranteed hereunder that were paid by the Obligor to the Obligee during said 90-day period, the Guarantor shall be liable under this Guarantee for the amount of such payments as if this Guarantee had never been cancelled and the Obligee shall be entitled to recover such amounts from the Guarantor.

In the event the Obligor named herein is a corporation or a partnership, this Guarantee shall cover all Obligations to the Obligee purporting to be made on behalf of the Obligor by any officer, director, general partner or agent of the Obligor without regard to the actual authority of such officer, director, general partner or agent. The term "corporation" shall include cooperatives and associations of all kinds, and all purported corporations, whether correctly and legally chartered and organized or not. The term "partnership" shall include limited partnerships and general partnerships.

The Guarantor agrees that this Guarantee shall be governed exclusively by the laws of the State of New York.

The Guarantor further agrees to pay all costs of collection, including reasonable attorneys' fees, costs and other legal expenses (including those incident to appellate, bankruptcy or post-judgment proceedings) incurred by the Obligee in attempting to enforce the Guarantor's liability under this Guarantee.

Any notice relative to this Guarantee shall be in writing and shall be deemed delivered if delivered in person or if sent by registered mail, postage prepaid, return receipt requested, as follows, unless such address is changed by written notice hereunder:

       (a) If to the Obligee:                  (b) If to the Guarantor:



This Guarantee shall inure to the benefit of the Obligee, its successors and assigns, and to any person to whom the Obligee may grant an interest in any of the Obligations, and shall be binding upon the Guarantor and his or her respective heirs, personal representatives, successors and assigns.

In this Guarantee, the use of any gender shall be deemed to include all genders, and the use of the singular shall include the plural and vice-versa, wherever it appears appropriate from the context. The term "person" shall include natural persons and corporations, partnerships, limited partnerships, trusts, estates and all other artificial persons or entities.

If any part of this Guarantee is contrary to, prohibited by or deemed invalid under any applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and affect so far as possible.

Any terms or statements contained herein which may be interpreted as being ambiguous or misleading shall be strictly construed against the Guarantor and for the enforcement of this Guarantee and the payment of the Obligations of the Obligor to the Obligee. The Guarantor agrees to do, sign and execute all things, deeds and documents which the Obligee may deem necessary or advisable for the protection of its rights hereunder.

The Guarantor hereby acknowledges and agrees that he, she or it has received and reviewed a copy of this Guarantee and all documents referred to herein and that he, she or it has received or has had an opportunity to have received the advice of legal counsel in connection herewith and therewith. This Guarantee shall be deemed and treated as being drafted jointly by the Guarantor and the Obligee. No term, condition or provision of this Guarantee shall be construed more strictly against the Guarantor or the Obligee because the Obligee, or its counsel, was responsible for the physical preparation hereof.

This instrument covers all agreements between the parties hereto relative to this Guarantee, and none of the parties shall be bound by any representations or promises made by any person relative hereto which is not embodied herein. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms hereof.

         IN WITNESS WHEREOF, the Guarantor, intending to be legally bound hereby, has duly executed this Guarantee as of the ______ day of __________, 199_.

                                            [INSERT SIGNATURE BLOCK]

STATE OF _____________

COUNTY OF __________

 The foregoing instrument was acknowledged before me this ______ day of _______________, 199_, by
___________________________________________________________________, the
_______________ of _______________.

                             ___________________________________________
                             Notary Public
                             My Commission Expires:

(NOTARIAL SEAL)

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